Exhibit 99.1

Update on Automated Channel Syncs from YouTube

Recently, many content creators have encountered difficulty with Rumble’s tool that automatically imports videos from their YouTube channel to Rumble, commonly known as the “YouTube Sync” tool. Content creators have expressed their frustration to us, so we want to provide background and an update on the situation.

In the summer of 2021, we reached out to YouTube about a feature that would allow Rumble creators to add videos automatically from their YouTube channel without going through a cumbersome manual process. Without an automatic sync feature, creators who have large content libraries on YouTube would be stuck there indefinitely, even if they no longer prefer the platform or want the benefit of being on multiple platforms, because it would be nearly impossible to transfer their content library manually. We have also long allowed a reciprocal feature for syncing Rumble videos to YouTube.

Given our ongoing litigation with Google, we contacted YouTube through their lawyers, and they agreed that we could implement a YouTube to Rumble sync feature that improves the experience for creators on both platforms.

Everything functioned smoothly for more than two years. This fall, without any prior notice or communication, YouTube began blocking the automatic syncs or slowing them down to a snail’s pace.  We, however, have not disabled the automatic Rumble-to-YouTube feature.

This decision by Google has harmed creators’ ability to add content to their Rumble channels, and it has significantly reduced the average number of hours of video uploaded to the Rumble platform each day.

We have been in contact with YouTube’s lawyers again to try to resume syncs to the benefit of creators on both platforms. After weeks of discussions, YouTube has still not informed us whether or when they will allow the resumption of automatic syncing to our platform. Meanwhile, creators and users who want to use multiple platforms are forced to go through the burdensome process of uploading videos one-by-one to multiple platforms.

We will provide updates and additional information to our creators as it becomes available.